Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use and reference to our name and report auditing a portion of Ovintiv Inc.'s, petroleum and natural gas reserves as of December 31, 2025 (the "Report"), and the information derived from our Reports, as described or incorporated by reference in Ovintiv Inc.'s: (i) Annual Report on Form 10-K for the year ended December 31, 2025, and (ii) Registration Statements on Form S-8 (File Nos. 333-231248, 333-188758, 333-140856, 333-124218 and 333-85598), filed with the United States Securities and Exchange Commission.

Yours truly,

McDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ Michael Verney
Michael Verney, P. Eng.
Executive Vice President

Calgary, Alberta

February 23, 2026

2000, Eighth Avenue Place, East Tower, 525 – 8 Avenue SW, Calgary, AB, T2P 1G1 Tel: (403) 262-5506 www.mcdan.com